Exhibit 10.2

AMENDMENT CONTRACT

between

CEM INTERNATIONAL (ASIA) PTY., LTD.

(Seller)

and

CHART ASIA INC.

(Buyer)

May 12, 2005

AMENDMENT CONTRACT

This AMENDMENT CONTRACT (this “Amendment Contract”) is made this 12th day of May, 2005, between CEM International (Asia) Pty., Ltd., a company organized and existing under the laws of the State of Victoria, Australia, with its principal place of business at 63-65 Maffra Street, Coolaroo, the State of Victoria, Australia, (the “Seller”), and Chart Asia, Inc., a company organized and existing under the laws of Delaware, USA, with its principal place of business at 14101 W. Southcross Drive, Ste. 300, Burnsville MN 55337, USA (the “Buyer”).

The Seller and the Buyer are each referred to in this Amendment Contract as a “Party”, and they are collectively referred to as the “Parties.”

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Equity Interest Transfer Contract (as defined below).

PREAMBLE

WHEREAS, the Seller and the Buyer entered into an equity interest transfer contract (the “Equity Interest Transfer Contract”) on April 20, 2005 pursuant to which the Seller shall sell its entire equity interest in Changzhou CEM Cryo Equipment Co., Ltd. (the “Company”) to the Buyer, and the Buyer shall buy the entire equity interest in the Company from the Seller; and

WHEREAS, the Parties wish to amend certain provisions of the Equity Interest Transfer Contract in accordance with the terms and conditions of this Amendment Contract.

NOW, THEREFORE, the Parties, after friendly discussions and based on the principles of equality and mutual benefit, hereby agree to amend the provisions of the Equity Interest Transfer Contract as follows:

1. Amendment of Section 1.2 of the Equity Interest Transfer Contract.

The Parties hereby agree to delete the following definitions from Section 1.2 of the Equity Interest Transfer Contract:

“Deposit Amount”	Section 3.1(a)
“Remaining Deposit Amount”	Section 3.1(a)
“Remaining Purchase Price”	Section 3.1(a)

2. Amendment of Section 3.1(a) of the Equity Interest Transfer Contract.

The Parties hereby agree to delete Section 3.1(a) of the Equity Interest Transfer Contract and to replace it in its entirety with the following:

“(a) Subject to the satisfaction of Section 6 of this Contract, the total Purchase Price will be paid by the Buyer to the Seller on the Closing Date;”

3. Amendment of Section 3.4 of the Equity Interest Transfer Contract.

The Parties hereby agree to delete Section 3.4 of the Equity Interest Transfer Contract and to replace it in its entirety with the following:

“3.4 Payment of the Purchase Price. Subject to Section 3.1, the Buyer shall pay the total Purchase Price to the Seller on a date no later than ten (10) Business Days after the Effective Date or on such date as may otherwise be agreed to in writing by the Parties hereto (either such date, the “Closing Date”).”

4. Amendment of Section 3.5 of the Equity Interest Transfer Contract.

The Parties hereby agree to delete Section 3.5 of the Equity Interest Transfer Contract and to replace it in its entirety with the following:

“3.5 Payment Method and Currency. Subject to Sections 3.1 and 3.4, the Buyer shall pay the total Purchase Price to the Seller on the Closing Date by wire transfer to the bank account designated by the Seller in writing. The Buyer shall pay the Purchase Price in United States Dollars.”

5. Amendment of Section 6.2(a) of the Equity Interest Transfer Contract.

The Parties hereby agree to delete Section 6.2(a) of the Equity Interest Transfer Contract and to replace it in its entirety with the following:

“(a) pay to the Seller the total Purchase Price, or that part of the Purchase Price as is required to be paid on the Closing Date in accordance with Section 3;”

6. Amendment of 3(c) of Appendix X of the Equity Interest Transfer Contract.

The Parties hereby agree to delete 3(c) of Appendix X of the Equity Interest Transfer Contract and to replace it in its entirety with the following:

“(c) Payment of the Balance. If after the calculation in accordance with 1 and 2 above a balance amount is owed to CEM Special, the Company shall pay part of the balance amount that is equal to Renminbi Six Million (6,000,000) to CEM Special by wire transfer to an account specified by CEM Special in writing no later than December 31, 2005, and the Company shall pay the remaining balance amount that is in excess of that Renminbi Six Million (6,000,000) amount by wire transfer to an account specified by CEM Special in writing within 25 days after the Closing Date .

2

The Buyer shall guarantee the payment for that Renminbi Six Million (6,000,000) amount owed to CEM Special by the Company if the Company fails to make such payment by December 31, 2005. CEM Special will charge an interest equal to 5.841% per year on that Renminbi Six Million (6,000,000) amount from the Closing Date up to December 31, 2005, which shall be due and payable on December 31, 2005 by the Company to CEM Special. If the balance amount is owed to the Company, the Seller shall pay to the Buyer such balance amount within 30 days after the Closing Date by wire transfer to an account specified by the Buyer in writing. Any payment under this provision will be made in Renminbi.”

7. Remain in Full Force. Save to the extent the same has been amended by the terms of this Amendment Contract, the other terms and conditions in the Equity Interest Transfer Contract shall remain in full force and effect.

8. Miscellaneous. Sections 14 and 15 of the Equity Interest Transfer Contract shall apply to this Amendment Contract, mutatis mutandis.

9. Language. This Amendment Contract is executed in Chinese and English in six (6) counterparts in each language, including counterparts transmitted by telecopier or facsimile, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. If there are any conflicts between the Chinese version and the English version of this Amendment Contract, the English version shall prevail in all aspects. One counterpart of each language text shall be retained by each Party, two counterparts of each language text shall be submitted to the Examination and Approval Authority, one counterpart of each language text shall be submitted to the SAIC and one counterpart in each language text shall be retained in the records of the Company.

10. Submission to the Authority. The Seller shall cause the Company to submit this Amendment Contract to the Examination and Approval Authority for approval within one (1) Business Day after its execution by the Parties, and this Amendment Contract shall come into force upon approval. Within one (1) Business Day after such approval, the Seller shall cause the Company to notify the Buyer of the approval by facsimile.

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IN WITNESS WHEREOF, each of the Seller and the Buyer has caused this Amendment Contract to be executed as of the date first written above by its duly authorized representative.

Seller:		Buyer:

CEM International (Asia) Pty., Ltd.		Chart Asia, Inc.

By:	/s/ Ian E. Reynolds	By:	/s/ Eric M. Rottier
Name:	Ian E. Reynolds	Name:	Eric M. Rottier
Title:	Chairman	Title:	President